Exhibit 77C

A Special Meeting of Shareholders of Schwab Capital Trust (the Trust) was held on December 11, 2015, for the purpose of seeking shareholder approval to elect the following individuals as trustees of the Trust:
Walter W. Bettinger II, Marie A. Chandoha, Joseph R. Martinetto,
Robert W. Burns, John F. Cogan, Stephen T. Kochis, David L. Mahoney, Kiran M. Patel, Kimberly S. Patmore, Charles A. Ruffel, Gerald B. Smith, and Joseph H. Wender.
The number of votes necessary to conduct the Special Meeting and approve the proposal was obtained. The results of the shareholder vote are listed below:

Proposal To elect each of the following
individuals as trustees of the Trust:	For
		Withheld

Walter W. Bettinger II
1,781,628,338.445
	341,201,457.803

Marie Chandoha
2,069,741,484.184
	53,088,312.064Joseph R. Martinetto
2,070,394,888.403
	52,434,907.845Robert W. Burns
			2,070,083,106.758
	52,746,689.490

John F. Cogan
1,909,915,620.213
212,914,176.035
Stephen T. Kochis
2,067,778,859.342
	55,050,936.906

David L. Mahoney
2,068,011,019.030
	54,818,777.218

Kiran M. Patel
2,066,263,491.520
	56,566,304.728

Kimberly S. Patmore
		2,069,034,220.641
53,795,575.607Charles A. Ruffel
2,070,448,922.775
52,380,873.473

Gerald B. Smith
			2,069,060,923.296
	53,768,872.952

Joseph H. Wender
		2,065,502,834.216
	57,326,962.032